Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated July 23, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2E5

Principal Amount (in Specified Currency): $500,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: July 23, 2008

Original Issue Date: July 28, 2008

Stated Maturity Date: July 28, 2010

Initial Interest Rate:	Three month LIBOR determined on July 24, 2008 plus
			0.10%, accruing from July 28, 2008

Interest Payment Period: Quarterly
Interest Payment Dates: The 28th of each January, April, July, October, and on
			the Maturity Date

Net Proceeds to Issuer: $499,800,000

Agents' Discount or Commission: See "Additional Terms of the Notes - Plan of
				Distribution"

Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Agents' Capacity:  See "Additional Terms of the Notes - Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.10%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: October 28, 2008
Interest Rate Reset Period: Quarterly
Interest Reset Dates: The same dates as each Interest Payment Date.
		      For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date: The second London Banking Day preceding
			     each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation ("TFSS USA") (such agreement, the "Distribution Agreement"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated $250,000,000 in principal amount of the Notes (the "Merrill Lynch Notes") at 99.96% of such principal amount. Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive a discount or commission equal to 0.04% of such
principal amount.   Under the terms of and subject to the conditions of the
Distribution Agreement, Citigroup Global Markets Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup Global Markets Inc. $250,000,000 in principal amount of the Notes (the "Citigroup Notes") at 99.96% of such principal amount. Citigroup Global Markets Inc. will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. to purchase the Merrill Lynch Notes and the Citigroup Notes, respectively, are several and not joint, and in the event of a default by either of Merrill Lynch, Pierce, Fenner & Smith Incorporated or Citigroup Global Markets Inc., TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.